Exhibit 4.7.6

CERTIFICATE OF CHANGE OF

ADDRESS OF TRUSTEE

(Pursuant to Section 12-3807(e) of the Delaware Statutory Trust Act)

The undersigned, trustee, in order to change the address of the office of the statutory trusts for which it is trustee, does hereby certify that:

1. The name of the trustee is BNY Mellon Trust of Delaware.

2. The address in the State of Delaware such trustee has maintained for each of the statutory trusts for which it is a trustee is: 100 White Clay Center, Suite 102, Newark, Delaware 19711.

3. The new address in the State of Delaware such trustee is to maintain for each of the statutory trusts for which it is a trustee is to be changed to Bellevue Corporate Center, 301 Bellevue Parkway, 3rd Floor, Wilmington, Delaware 19809.

4. This Certificate of Change of Address of Trustee will be effective as of 12:01 a.m., March 10, 2014.

IN WITNESS WHEREOF, said trustee has caused this Certificate to be executed by its duly authorized officer on this 6th day of March 2014.

BNY MELLON TRUST OF DELAWARE,
not individually but solely as trustee

By:	/s/ Vincent E. Sampson
	Name:	Vincent E. Sampson
	Title:	President